                                  LICENSE AGREEMENT


    THIS LICENSE AGREEMENT (the "License Agreement") made and entered into this 8th day of May, 1996 (the "Effective Date") by and between Wound Healing of Oklahoma, an Oklahoma corporation ("WHO") and Xytronyx, Inc., a Delaware corporation ("XYX").

                                      WITNESSETH

    WHEREAS, WHO is the owner of certain inventions and patent applications, generally characterized as LASER/SENSITIZER ASSISTED IMMUNOTHERAPY, and collectively referred to as the "Inventions;"

    WHEREAS, XYX desires to obtain an exclusive license from WHO for the commercial development, use, and sale of the Inventions, and WHO is willing to grant such a license;

    WHEREAS, WHO and XYX intend to enter into a research agreement (the "Research Agreement"), the form of which in all substantial respects is intended to be as set forth in Exhibit A attached hereto, under which XYX would agree to support a research program to be conducted by WHO;

    NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, WHO and XYX agree as follows:

1.  DEFINITIONS

    1.1 WHO'S PATENT RIGHTS. "WHO's Patent Rights" means patent rights owned by the WHO to any and all of the following:

         A. Pending U.S. Patent Application serial number 08/416,158, entitled LASER/SENSITIZER ASSISTED IMMUNOTHERAPY, filed April 4, 1995 by Wound Healing of Oklahoma, and a copy of which is included in Exhibit B attached hereto;

         B. International patent applications corresponding to the patent application described in 1.1(A) filed by WHO March 19, 1996 via the Patent Cooperation Treaty designating all member countries;

         C. Any patent applications filed on inventions or discoveries arising and/or first reduced to practice under the Research Agreement;

         D. Any U.S. or international applications requested by XYX as provided in Section 4.3 hereof;


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         E.   Continuing applications of the patent applications described in
Sections 1.1(A), 1.1(B), 1.1(C) and 1.1(D) above, including continuations, divisions and substitutions thereof, and including continuing-in-part applications; and

         E. Any patents issued on patent applications described in Sections 1.1(A), 1.1(B), 1.1(C), 1.1(D) and 1.1(E) above, including reissues thereof.

    1.2 LICENSED PRODUCT. "Licensed Product" means any and all of the following:

         A. Any material or method either that is covered by WHO's Patent Rights, that is made through the use of a method covered by WHO's Patent Rights or whose manufacture, practice, use, or sale by an unlicensed third party would constitute an infringement of any pending or issued claim within WHO's Patent Rights.

         B. Any and all unpublished research and development information, unpatented inventions, know-how, trade-secrets, technical data, proprietary information, ideas, and the like, directly or indirectly relating to the LASER/SENSITIZER ASSISTED IMMUNOTHERAPY technology and the Patent Rights.

         C. Any and all unpublished research and development information, unpatented inventions, know-how, trade-secrets, technical data, proprietary information, ideas, and the like, discoveries arising and/or first reduced to practice under the Research Agreement.

    1.3 Affiliate. "Affiliate means any corporation or other business entity in which either XYX or WHO, either directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with XYX or WHO, respectively, to the extent of at least 50% of the outstanding stock or other voting rights entitled to elect directors.

    1.4  NET REVENUES.  "Net Revenues" shall mean the following:

         A. Net Revenues shall equal the total of the gross invoice price from revenues (including but not limited to product sales, royalties from sublicenses, and/or proceeds from the sales of marketing rights) derived by XYX or its Affiliates from Licensed Products (subject to the exclusions of Sections 1.4(B) and 1.3(C) below, and subject to adjustment in Section 1.4(D) below) less the sum of the following deductions where applicable: (i) cash, trade, or quantity discounts allowed and taken; (ii) sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; (iii) transportation and transportation shipping charges; and (iv) allowances or credits to customers because of rejections or returns, to the extent allowed and taken.

         B. Net Revenues shall exclude revenues derived from transactions between XYX and its Affiliates.


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         C.   Net Revenues shall exclude revenues from Contract Research, including but not limited to transactions in which XYX receives funding from third parties to assist in the development and commercialization of the Licensed Products. "Contract Research" shall exclude proceeds from the sales of marketing rights and/or royalties or other fees derived the sublicense of XYX's rights under this License Agreement, each of which shall be included in Net Revenues.

         D. In the event that the Licensed Products are sold as part of an integrated system in which the Licensed Products are combined with a product/products which is/are not Licensed Products, then Net Revenues shall include a pro rata share of the total sales price of the integrated system, calculated based on the relative stand-alone sales prices of each individual product included within the integrated system. If such products are not routinely sold separately and therefore do not have a stand-alone sales price, then the Net Revenues attributable to the Licensed Products shall be calculated based upon some other equitable allocation methodology, such as the relative development costs incurred by XYX in the commercialization of said products, or the relative manufacturing costs of said products, or a combination thereof.

    1.5 FDA, IND AND NDA. "FDA" means the United States Food and Drug Administration; "IND" means a Notice of Investigational New Drug Exemption or equivalent FDA designation permitting the clinical testing of a product on humans; "NDA" means New Drug Application or equivalent FDA approval permitting commercials sales of a product.

    1.6 CONTRACT YEAR. "Contract Year" shall mean the period commencing with the Effective Date and ending December 31, 1996, and each calendar year thereafter.


2.  EXCLUSIVE LICENSE

    2.1 EXCLUSIVE LICENSE. WHO hereby grants to XYX and its affiliates an exclusive, worldwide license to make, have made for it, practice, use and sell the Licensed Products (the "License").

    2.2 TERM OF LICENSE. The term of the License shall be from the Effective Date of this License Agreement until the expiration or abandonment of all of WHO's Patent Rights, unless terminated earlier as provided under Section 10.

    2.3 SUBLICENSES. WHO also grants to XYX the right to grant sublicences of the License to third parties, however, such right to sublicense will in no way relieve XYX of any of its responsibilities, nor WHO of any of its rights, under this License Agreement. Sublicense revenue received by XYX shall be included in Net Revenues as described in Section 1.4(A) above.


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    2.4  KNOW HOW.  WHO shall provide XYX with full disclosure regarding the
Licensed Products, including but not limited to such copies of documents, other materials and trade secrets as XYX reasonably shall request in order to assist with the further development, testing and commercialization of the Licensed Products.


3.  LICENSE FEES AND ROYALTIES

    3.1 SIGNING FEE. XYX shall pay to WHO $25,000 upon the signing of this License Agreement.

    3.2 IND SUBMISSION FEE. XYX shall pay to WHO $25,000 upon the submission of an IND to the FDA for a human clinical trial of the use of the Licensed Products in photodynamic therapy.

    3.3 THE WARRANT. Within 30 days of the Effective Date, XYX will grant WHO a Warrant to purchase 100,000 shares of XYX common stock with an exercise price equal to the market price as of the Effective Date (the "Warrant"), the form of which will be substantially equivalent to that included as Exhibit C.

    3.4  EARNED ROYALTIES.  XYX shall pay to WHO a royalty of 8% of Net
Revenues until XYX has realized cumulative Net Revenues of $15 million; after XYX has realized cumulative Net Revenues of $15 million, XYX shall pay to WHO a royalty of 10% of all Net Revenues in excess of the cumulative $15 million. The aforementioned royalties based on Net Revenues shall be called the "Earned Royalties."

    3.5 MINIMUM ROYALTY. XYX shall pay to WHO a minimum royalty of $50,000 per Contract Year for the remaining Term of this License Agreement (the Minimum Royalty"), commencing with the 3rd Contract Year and each Contract Year thereafter, due and payable $12,500 per quarter under Section 3.6 below, and $37,500 for the 2nd Contract Year, due and payable $12,500 per quarter for each of the last three quarters of the year. The Minimum Royalty shall be credited against the Earned Royalty due and owing for the Contract Year in which said Minimum Payment is due. Minimum Royalties in excess of Earned Royalties for any Contract Year may be credited by XYX against Earned Royalties due and payable to WHO in subsequent Contract Years.

    3.6 PAYMENT OF ROYALTIES. Royalties accruing to WHO shall be payable quarterly on or before the last day of the month immediately following the most recently completed calendar quarter. Earned Royalties due and payable will be those Earned royalties attributable to Net Revenues invoiced, or if not invoiced, invoicable under the terms of the related sales or other agreement, by XYX during the most recently completed quarter less any Minimum Royalties credited. Minimum Royalties due and payable will be those detailed in Section
3.5 above.


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    3.7  NO ISSUANCE OF PATENT.  In the event that no patent within the WHO's
Patent Rights covering a Licensed Product has issued in a country by the end of 3 years following the commencement of the commercial sale of such Licensed Product in said country, XYX's obligation to pay further Earned Royalties on sales of such Licensed Product in said country shall be reduced by 50% from the rates described in Section 3.4, and such obligation shall terminate 13 years following said commencement of commercial sales. However, if a patent shall subsequently issue in said country covering such Licensed Products, XYX shall be obligated to pay the Earned Royalties on Net Sales at the standard rates described in Section 3.4 from the date of such issuance.

    3.8 EXPIRATION OF PATENTS. Upon expiration or abandonment of any patent or any claim thereof included within the WHO's Patent Rights, all obligation of XYX to pay Earned Royalties to WHO based on such patent or claim or any claim patentable indistinct therefrom shall cease as of the date of such expiration or abandonment.


4.  PATENTS

    4.1 PAYMENT OF FEES BY XYX FOR EXISTING PATENT APPLICATIONS. After submission of the IND described in Section 3.2, XYX agrees to pay the cost of preparing, filing, prosecuting and maintaining all existing and future patent applications for Pending U.S. Patent Application serial number 08/416,158 and for the international patents described in Section 1.1(B) (collectively the "Existing Patent Applications"), incurred on or after said submission date.

    4.2 MAINTENANCE OF EXISTING PATENTS APPLICATIONS BY WHO. Prior to the IND submission described Section 3.2, WHO shall diligently prosecute and maintain the applications comprising the Existing Patent Applications. If prior to the IND submission WHO elects not to proceed with the prosecution of the Existing Patent Applications, WHO will promptly notify XYX of such election, and XYX will have the option, but not the obligation, to pay the cost to complete such prosecution and to credit any such costs against Minimum Royalties due WHO under Sections 3.5 above.

    4.3 PROSECUTION OF NEW PATENT APPLICATIONS. XYX shall have to right, but not the obligation, to obtain (at its own cost) patent protection in the United States or in any foreign country for any inventions encompassed by Sections 1.1 or 1.2(B) not encompassed by the Existing Patent Applications. XYX agrees to pay the cost of preparing, filing, prosecuting and maintaining all such patent applications. WHO agrees to assist XYX with the preparation, filing, and prosecution of such patents, such assistance to including but not limited to providing XYX access to documents and other WHO property necessary to assist in the filings.

    4.4 PROTECTION OF WHO'S RIGHTS. WHO will take all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of WHO


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and others with access to or knowledge of the Licensed Products) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the Licensed Products and all related documentation and intellectual property rights therein.


5.  PATENT INFRINGEMENT AND PATENT DEFENSE

    5.1 INFRINGEMENT OF PATENT RIGHTS. In the event that either party shall learn of the substantial infringement of any of WHO's Patent Rights, said party shall call the other party's attention thereto in writing. Both parties to this agreement will use their best efforts in cooperation with each other to terminate such infringement without litigation.

    5.2 LEGAL ACTIONS. XYX may request that WHO take legal action against the infringement of WHO's Patent Rights (whether or not such infringement was brought to XYX's attention by WHO or by XYX on its own. If the infringing activity has not been abated within 90 days following the effective date of such request, XYX shall have the right, but not the obligation, to commence suite on its own account at its own expense. In the event XYX elects to bring suit in accordance with this paragraph, WHO may (but is not obligated to) thereafter join such suit, with expenses to be shared 92% by XYX and 8% by WHO, or as otherwise agreed upon by XYX and WHO. Each party agrees to cooperate with each other in any litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit.

    5.3 RECOVERIES. All recoveries recovered under legal actions brought under Section 5.2 shall belong to such party bringing the suit, provided, however, that legal action brought jointly by XYX and WHO shall be shared between both parties, 92% to XYX and 8% to WHO or, if a different expense sharing arrangement was agreed upon under Section 5.2 above, in proportion to their respective actual out-of-pocket expenses.

    5.4 INVALIDATION OF WHO'S PATENT RIGHTS. In the event that any patent or any claim thereof included within the WHO's Patent Rights shall be held invalid or unenforceable by a court of competent jurisdiction, all obligation to pay royalties based on such patent or claim patentable indistinct therefrom shall be reduced by 50% as of the date of such decision unless and until such action is reversed on appeal by a court of competent jurisdiction, and said obligation to pay the 50%-reduced royalty shall terminate 13 years following commencement of commercial sales of the product using said patent or claim. XYX shall not, however, be relieved from paying any royalties which accrued before such decision or that are based on another patent or claim not involved in such decision.

    5.5 DEFENSE OF INFRINGEMENT SUITS. In the event of the institution of any suit against XYX, its Affiliates or sublicensees for patent infringement in the manufacture, use, sale, distribution or marketing of the Licensed Products, WHO will cooperate fully with XYX, at XYX's expense, in defense against said suits. Any and all expenses incurred by


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XYX in the defense of said suits may be credited against royalty payments due from XYX to WHO.

    5.6 THIRD PARTY LICENSES. If, during the term of this License Agreement, XYX deems it necessary by reason of the absence of any commercially reasonable alternative to seek a license from any third party under any patent in order to avoid infringement in the manufacture, use or sale of Licensed Products, then XYX may negotiate a license under such patent. 8%, or a percentage agreed-upon by XYX and WHO, of any payments to such party may be credited against royalty payments due from XYX to WHO for sales in the country issuing such patent.


6.  REPRESENTATIONS AND WARRANTIES OF WHO

WHO represents and warrants to, and agrees with, XYX that:

    6.1 CORPORATE STANDING AND APPROVAL. It is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation and has full power to enter into and perform this License Agreement and the transactions contemplated hereby and thereby.

    6.2 PATENT APPLICATIONS. The Existing Patent Applications have been filed in the good-faith belief that patent protection on the inventions sought and claimed therein is obtainable.

    6.3 PROPRIETARY RIGHTS. WHO owns, has and holds exclusively all right, title and interest in the Licensed Products, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the Patent Rights. The marketing, promotion, distribution or sale by XYX of the Licensed Products shall not constitute an infringement of any patent or violation of any other party's proprietary rights or a violation of any license or agreement by WHO. To the knowledge of WHO, after due inquiry, no facts or circumstances exist that could result in the invalidation of any of the Patent Rights. WHO is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any of the Licensed Products with respect to the use thereof in the conduct of its business or otherwise.

    6.4 PROTECTION OF PROPRIETARY RIGHTS. WHO has taken all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of the WHO and others with access to or knowledge of the Licensed Products) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the Licensed Products and all related documentation and intellectual property rights therein.


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    6.5  NO IMPAIRMENT OF  XYX'S EXCLUSIVITY.  WHO has not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any of the Licensed Products, including without limitation any invention, or any interest therein, related to or required for the design, development, manufacture, operation, sale or use of any such Licensed Products. There are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of WHO with respect to any Licensed Products.

    6.6 NO ACTIONS, PROCEEDINGS, ETC.. There is no action or proceeding (whether or not purportedly on behalf of WHO) pending or to its knowledge threatened by or against WHO which might result in any material adverse change in the condition, financial or otherwise, of Licensed Products. No order, writ or injunction or decree has been issued by, or requested of any court or governmental agency which does nor may result in any material adverse change in the Licensed Products.


7.  REPRESENTATIONS AND WARRANTIES OF XYX

XYX represents and warrants to WHO that it is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation and has full power to enter into and perform this License Agreement and the transactions contemplated hereby and thereby.


8.  INDEMNIFICATION

    8.1 INDEMNIFICATION BY XYX. XYX shall defend, indemnify and hold WHO, its officers, employees, directors, affiliates, controlling persons, agents, advisors, consultants and other representatives (all of such persons being deemed to be within the meaning of the term WHO for purposes of the WHO rights and remedies), harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees and expenses, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

         A. Any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of XYX under this License Agreement or any noncompliance on the part of XYX with applicable law;

         B. Any product liability claim arising out of the sale by XYX of Licensed Products.

    8.2 INDEMNIFICATION BY WHO. WHO shall defend, indemnify and hold XYX, its officers, employees, directors, affiliates, controlling persons, agents, advisors, consultants and other representatives (all of such persons being deemed to be within the meaning of the term XYX for purposes of the XYX rights and remedies), harmless against


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and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees and expenses, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of WHO under this License Agreement or any noncompliance on the part of WHO with applicable law.


9.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

    9.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Each of the parties hereto recognizes and acknowledges that it has and will have access to certain nonpublic information of the others which shall be deemed the confidential information of the other parties (including, but not limited to, memoranda, notes, drawings, sketches, plans, specifications, letters, business plans, costs, trade secrets, licenses, research projects, profits, markets, sales, customer lists, strategies, plans for future development, financial information and any other information of a similar nature) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the parties (collectively, the "Confidential Information").

         Information received by the other party or its representatives shall not be deemed Confidential Information and afforded the protections of this
Section 9 if, on the Closing Date, such information has been (i) developed by the receiving party independently of the disclosing party, (ii) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party, (iv) released without restriction by the disclosing party to anyone, including the United States government, or (v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure.

         Each of the parties hereto agrees that it shall not disclose, and that it shall use its best efforts to prevent disclosure by any other person of, any such confidential information to any person for any purpose or reason whatsoever for a period of 3 years after receipt of such information, except to authorized representatives of the parties who agree to be bound by this confidentiality agreement. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by legal requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other parties the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed.

         In the event of termination of this License Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, and to retain no copies


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of, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this License Agreement, whether so obtained before or after the execution hereof. Each of the parties recognizes and agrees that violation of any of the agreements contained in this Section 9 will cause irreparable damage or injury to the parties, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the parties shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the parties may have against each other. The provisions of this Section 9.1 shall survive any termination of this License Agreement.

    9.2 NO PUBLICITY. Both parties shall not, directly or indirectly, issue any press release, or make any public statement, concerning this License Agreement or the Licensed Products (i) without the prior written consent of the other party, or (ii) unless under the publishing rights provisions of Section
9.3. This Section 9.2 shall not, however, preclude either party from making any disclosure required by applicable law. In the event that either party believes that disclosure is so required, such party will notify and consult with the other party with respect thereto as promptly as is practicable under the circumstances.

    9.3 WHO PUBLISHING RIGHTS. Notwithstanding the provisions of Section 9.2 above, WHO shall have the right to copyright, publish, disclose, disseminate and use, in whole and in part, any data and information comprising the Licensed Products, subject to prior review by XYX. For the purposes of identifying and protecting patentable inventions, WHO shall submit all proposed publication, papers and any other oral or written disclosure of any such data or information to XYX at least 30 days prior to (i) submission for publication, or (ii) disclosure to a third party. In the event that XYX believes patentable subject matter is disclosed in such data or information, it shall, within 15 days of its receipt thereof, notify WHO, and publication and/or disclosure will be withheld for a period of up to 90 days until XYX files a patent application thereon or determines that no patentable invention exists, whichever is shorter.

    9.4  INSIDER TRADING.   WHO acknowledges that certain of the information
that it has and will be obtaining in connection with the transactions contemplated by this License Agreement may constitute material non-public or "inside" information about XYX and that the use or misuse of such information, might involve serious legal consequences, including, without limitation, under the Federal securities laws. WHO will not, and will impose restrictions designed to cause its affiliates, officers, directors and employees not to, directly or indirectly, through related parties or otherwise, purchase, trade, offer, pledge, sell, contract to sell or to purchase or sell or "short" or "short against the box" (as those terms are generally understood in the securities markets), or otherwise dispose of or acquire, any securities of XYX or options in respect of such securities while in possession of material non-public information about XYX.


10. TERMINATION


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    10.1 The term of this License Agreement shall expire upon the expiration or abandonment of all patents included within the WHO's Patent Rights.

    10.2 This License Agreement may be terminated by WHO or XYX in the event that the other substantially fails to perform or otherwise substantially breeches any of its obligations under this License Agreement by giving notice of its intent to terminate and stating the grounds therefore. The party receiving the notice shall have 60 days from the date off receipt thereto to cure failure of the breech. In the event the failure is cured, notice shall be of no effect. In the event failure is not cured this License Agreement then shall, without further notice, terminate at the end of said 60-day period.

    10.3 Termination of this License Agreement for any reason shall not affect rights and obligations of the parties accrued through the effective date of termination, including without limitation provisions relating to confidential information as described in Section 9, and the XYX's responsibility to pay WHO any royalties due at the time of termination under Section 3.


11. MISCELLANEOUS

    11.1 SURVIVAL AND INCORPORATION OF REPRESENTATIONS. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof, and all statements contained in any certificate or other document delivered by any party hereunder or in connection herewith shall be deemed to constitute representations and warranties made by that party to this License Agreement.

    11.2 INCORPORATION BY REFERENCE. All Exhibits to this License Agreement and all documents delivered pursuant to or referred to in this License Agreement are herein incorporated by reference and made a part hereof.

    11.3 AMENDMENTS AND WAIVERS. This License Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

    11.4 WAIVER. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this License Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this License Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be


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deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this License Agreement.

    11.5 GOVERNING LAW - CONSTRUCTION. This License Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the State of California, excluding conflict of law provisions which would act to apply the laws of another state.

    11.6 NOTICES. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this License Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section, and must be served by (1) telefax or other similar electronic method, or
(2) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (3) delivering the same in person to such party.

         Notice shall be deemed to have been given immediately when sent by telefax and confirmed received or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner hereinabove described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

All notices, requests, demands and other communications required or permitted under this License Agreement shall be addressed as set forth below:

         If WHO:        Wound Healing of Oklahoma
                        P.O. Box 770438
                        Oklahoma City, Oklahoma 73177
                        Fax:  405-942-1635
                        Attention:  Dr. Robert E. Nordquist
                                    President


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         If XYX:        Xytronyx, Inc.
                        6555 Nancy Ridge Drive, Suite 200
                        San Diego, California 92121
                        Fax:  619-550-3985
                        Attention:  Larry Bymaster
                                    Chief Executive Officer

         Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

    11.7 FAX/COUNTERPARTS. This License Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this License Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this License Agreement shall be considered an original.

    11.8 CAPTIONS. The caption and heading of various sections and paragraphs of this License Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

    11.9 SEVERABILITY. Wherever there is any conflict between any provision of this License Agreement and any governmental requirement or judicial precedent, the latter shall prevail, but in such event the provisions of this License Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this License Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire License Agreement shall not fail on account thereof, but the balance of the License Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

    11.10 GOOD FAITH COOPERATION AND ADDITIONAL DOCUMENTS. The parties shall use their best good faith efforts to fulfill all of the conditions set forth in this License Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

    11.11 ASSIGNMENT. Either party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this License Agreement to an Affiliate, provided that such affiliate agrees in writing to assume all obligation of said party, and that executed copies of such assumption


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

and/or guarantee are provided to the other party. Any purported assignment or delegation without such valid assumption and/or guarantee shall be null and void.

    11.12 LICENSE AGREEMENT. For purposes of this Section, the term "License Agreement" shall include this License Agreement and the Exhibits and other documents attached hereto. This License Agreement, and other documents delivered pursuant to this License Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this License Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter.

    11.13 PARTIES IN INTEREST. Nothing in this License Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this License Agreement, on any person other than the parties hereto and their respective and proper successors and assigns.

         IN WITNESS WHEREOF, the parties have signed the License Agreement the date and year first above written.

                                  XYTRONYX, INC., a Delaware corporation,



                                  By:  /S/ LARRY O. BYMASTER
                                       -------------------------------
                                       Larry O. Bymaster,
                                       Chief Executive Officer


                                  WOUND HEALING OF OKLAHOMA,
                                  an Oklahoma corporation,



                                  By:  /S/ DR. ROBERT E. NORDQUIST
                                       --------------------------------
                                       Dr. Robert E. Nordquist, President


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